Exhibit 99.2

500 Linden Oaks, 2 nd Floor Rochester, New York 14625 (585) 249 - 6231 www.virtualscopics.com NASDAQ: VSCP Third Quarter 2014 Conference Call November 13, 2014 1

The statements contained in this press release that are not purely historical are forward - looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. These forward - looking statements include, but are not limited to, statements regarding the expected benefits of the company’s investment in infrastructure, new office in New Hope, Pennsylvania, the Scientific Advisory Board, the strategic alliance with IXICO plc, the increase in awards outstanding and bookings and new customer contract signings and awards and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” “seeks,” or similar expressions. Forward - looking statements deal with the company’s current plans, intentions, beliefs and expectations. Investors are cautioned that all forward - looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward - looking statements. Many of these risks and uncertainties are discussed in the company’s Annual Report on Form 10 - K for the fiscal year ended December 31, 2013 filed with the Securities and Exchange Commission (the “SEC” ), and in any subsequent reports filed with the SEC, all of which are available at the SEC’s website at www.sec.gov . These include without limitation: the risk of cancellation or delay of customer contracts or specifically as it relates to contract awards, the risk that they may not get signed. Other risks include the company’s dependence on its largest customers and risk of contract performance, protection of our intellectual property and the risks of infringement of the intellectual property rights of others. All forward - looking statements speak only as of the date of this press release and the company undertakes no obligation to update such forward - looking statements. 2

x We believe 2014 revenues will be relatively flat with a range between $10.6 - $11 million ; Timing of the initiation of 2013 and 2014 projects ; P rojects that closed during 2013 and 2014 x We expect operating expenses to trend higher for the remainder of the year ; Investments in personnel, operations, and systems ; New office in Pennsylvania x Cash balance of approximately $5.1 million ; Cash burn will continue through the remainder of 2014 ; We will monitor our cash and evaluate, if necessary, any financing needs 8

• CEO now a Shareholder • Senior Leadership in Place • Growing Backlog and Strong Book to Bill Ratios • Revenue is Trending Upwards • Bookings in Key Therapeutics • Luck – Preparation Meets Opportunity 9

• First FDA Audit – No Observations or Findings • Quality ALWAYS a Focus • Alliance Work Continues • Staying Focused • Increased SUSTAINABLE Value 10

Your feedback is always appreciated! 11